Exhibit 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

DaVita to Close Gambro Healthcare Acquisition in Early October

El Segundo, California, October 3, 2005 – DaVita Inc. (NYSE: DVA), today announced that it expects to receive final approval of its acquisition of Gambro Healthcare U.S. from the Federal Trade Commission shortly and is working towards closing the acquisition in early October.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. DaVita operates and provides administrative services to kidney dialysis centers and home peritoneal dialysis programs domestically in 37 states and the District of Columbia. As of June 30, 2005, DaVita operated or provided administrative services at 706 outpatient centers, serving approximately 57,200 patients.